EXHIBIT 99.1

Preliminary Final Report on

Appendix 4E

Year Ended 31 December 2015

Sydney, Australia and San Diego, California (Friday, 26 February 2016, AEDT) – REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) is pleased to release its preliminary financial report for the year ended 31 December 2015 (the “Results”) in the accompanying Appendix 4E. These Results are currently being audited by the Company’s auditors, Grant Thornton LLP, with final audited results to be released to the ASX and the U.S. Securities and Exchange Commission on or before 16 March 2016.

Summary of the Results

For the year ended 31 December 2015 (the “Period”), the Company reports the following results, which are unaudited:

•

Loss from operations of US$23,970,000, reflecting the Company’s progress with its Fantom® bioresorbable scaffold. Following the successful first human implants of Fantom in December 2014, the Company launched its CE clinical trial in March 2015, with overall enrollment targeted at 220 patients. On 30 September 2015, the Company announced enrollment of 110 patients in the first cohort of the trial and on 24 February 2016, the Company announced it had completed the second cohort of 110 patient enrollments. The data from the first cohort of patients is intended to be used in a CE Mark application in the third quarter of 2016 and the data from the second cohort will be used for market support and other commercial purposes.

•

Loss from non-operating items of US$58,624,000, primarily arising from non-cash accounting entries for the convertible notes and warrants issued by the Company on 14 November 2014. In accordance with US generally accepted accounting principles, the Company elected to account for the notes and warrants at fair value, which requires adjustment to their fair value at each reporting period. Whenever the securities increase in value, a loss on change in fair value is recorded and whenever they decrease in value, a gain on change in fair value is recorded. The Company recorded a non-cash loss of US$56,788,000 on the change in fair value of the notes and warrants during 2015. In addition to the loss, a total of US$1,904,000 in non-cash interest expense on the notes was recorded during 2015.

•	Net loss of US$82,594,000.

_________________________________________________________________________________________

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

REVA Medical, Inc. – ASX Announcement Page 2

As of 31 December 2015 (the “Period End”), the Company reports:

•	Cash and cash equivalents of US$16,895,000. Additionally, on 12 February 2016, the Company received cash proceeds of US$11,407,000 from the exercise of options that had been issued in November 2014.

•	Total stockholders’ deficit of US$80,564,000.

Management believes the 2015 financials have been finalized and does not anticipate any adjustments upon audit.

Please refer to the attached Appendix 4E, including the unaudited consolidated financial statements, for additional explanation and details.

Dividends

The Company does not propose to pay dividends to common stockholders at this time. As such, there is no franking or applicable record date.

Important Information Concerning the Financial Results for the Period

REVA’s preliminary results and Appendix 4E are prepared in accordance with United States Generally Accepted Accounting Principles. The Results in the attached Appendix 4E are the unaudited consolidated financial results for REVA and its non-operating, wholly owned subsidiary, REVA Germany GmbH. All amounts in the accompanying Appendix 4E are in United States dollars (“US$”) unless otherwise indicated.

Briefing Call

Ms. Reggie Groves, the Company’s Chief Executive Officer, is intending to host a briefing call to discuss the Company's business outlook and audited financial results through 31 December 2015 on Tuesday, 15 March 2016 at 9:00 a.m. AEDT (which is 3:00 p.m. US PDT on Monday, March 14, 2016). Access information will be available approximately one week ahead of the call.

About REVA

REVA is a clinical stage medical device company located in San Diego, California, USA, that is working to commercialize its proprietary bioresorbable stents, which are called “scaffolds.” The Company’s scaffolds have been developed as an alternative to metal stents, which are small tube-like devices permanently implanted into an artery to treat coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, then disappear (or “resorb”) from the body over a period of time. This resorption allows the return of natural movement and function of the artery, a result not attainable with permanent metal stents. The Company’s initial product, the Fantom® scaffold, has been designed to offer an ideal balance of thinness and strength and distinct ease-of-use features including complete scaffold visibility under x-ray, expansion with one

_________________________________________________________________________________________

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

REVA Medical, Inc. – ASX Announcement Page 3

continuous inflation, and no procedural time limitations. REVA will require successful clinical trial results and regulatory approval before it can commercialize Fantom or any other product.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management's beliefs, assumptions and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, are forward-looking statements, such as those statements regarding our ability to obtain regulatory approvals, timely and successfully complete our clinical trials, protect our intellectual property position, commercialize our products if and when approved, develop and commercialize new products, recruit and retain our key personnel, and estimates regarding our capital requirements and financial performance. You should not place undue reliance on forward-looking statements. Although management believes forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause our actual results to vary materially from those expressed in forward-looking statements, including the risks and uncertainties that are described in the "Risk Factors" section of our Annual Report on Form 10-K filed with the US Securities and Exchange Commission (the “SEC”) on 31 March 2015, and as may be updated in our periodic reports thereafter. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

United States	Australia	Australia
Investor & Media Enquiries:	Investor Enquiries:	Media Enquiries:
REVA Medical, Inc.	Inteq Limited	Buchan Consulting
Cheryl Liberatore	Kim Jacobs	Rebecca Wilson
Director, Communications	+61 2 9229 2700	+61 3 9866 4722
+1 858-966-3045

_________________________________________________________________________________________

HEAD OFFICE: 5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX) • www.revamedical.com

AUSTRALIAN OFFICE: Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

Preliminary Final Report

Appendix 4E

Year Ended 31 December 2015

Appendix 4E

Preliminary Final Report

Rule 4.3A

Appendix 4E

Preliminary Final Report

1.	Company Information

Name of entity
REVA Medical, Inc.

ABN	Year ended (“current year”)
ARBN 146 505 777	31 December 2015

The previous corresponding period refers to the comparative amounts for the year ended 31 December 2014.

All values contained in this report are stated in U.S. dollars and have been rounded to the nearest thousand, unless otherwise stated.

2.	Results for Announcement to the Market

		Current Year 12 Months Ended 31 December 2015 $’000 USD	Prior Year 12 Months Ended 31 December 2014 $’000 USD	Increase or (Decrease) $’000 USD	Percentage Increase or (Decrease)

2.1	Revenue from ordinary activities	0	0	N/A	N/A
	Loss from operations	(23,970)	(21,963)	2,007	9%

2.2	Loss from ordinary activities, after tax, attributable to members	(82,594) *	(51,037) *	31,557	62%
2.3	Loss attributable to members	(82,594)	(51,037)	31,557	62%

		* See page 3 for details of the non-cash items contributing to the Loss

2.4	The Company does not propose to pay dividends to common stockholders at this time. As such, there is no franking or applicable record date.

2.5	Not applicable; we are not proposing to pay dividends at this time.

2.6

We are a pre-revenue stage medical device company currently conducting clinical trials as we work toward commercialization of our proprietary technologies to provide minimally invasive medical devices for treatment in humans. We do not yet have a product available for sale. Since our inception, we have concentrated our efforts on development of coronary stents and since 2003 we have focused on drug-eluting bioresorbable stents (called “scaffolds”) for use in coronary applications. We are currently in the later stages of developing and clinically testing our Fantom® scaffold, which has been implanted in over

01/01/2012Appendix 4E Page 1

Appendix 4E

Preliminary Final Report

220 patients in eight countries outside the United States. We intend to obtain data at a six-month time point from 100 of these patients, and if the data is acceptable, apply for European CE Marking, the regulatory approval that would allow us to commercialize Fantom in Europe. We are planning to make this application in the third fiscal quarter of this year.

Our development of Fantom occurred primarily during 2014 and we began enrolling patients in a small clinical trial in December 2014. During 2015, we completed regulatory trial applications, initiated our larger clinical trial with a target enrollment of 220 patients, and worked to refine the production equipment and processes for Fantom.

Prior to Fantom, we had enrolled a total of 165 patients in three clinical trials between June 2007 and January 2014 with predecessor scaffolds that we developed utilizing our proprietary x-ray visible polymer in combination with our proprietary stent design. While these predecessor scaffolds demonstrated the viability of our technology, we believe the enhanced characteristics of Fantom better position it for commercial success. In addition to its x-ray visibility, the enhanced features include a unibody design, low strut thickness, optimized polymer properties, streamlined manufacturing processes, standard storage and desired deliverability, and other clinical features of current commercial drug-eluting stents. In March 2014 we announced Fantom as our sole focus for development and testing and concurrently reduced headcount by approximately 45% and other overhead costs to a lesser extent at that time.

In November 2014, we issued senior unsecured convertible notes payable and warrants to purchase 8,750,000 shares of our common stock. We received cash proceeds of $25.0 million from the notes upon issuance, cash proceeds of $9.5 million from the exercise of half the warrants on October 1, 2015, and cash proceeds of $11.4 million from exercise of the other half of the warrants in February 2016. Combined with our cash balance at 31 December 2015 of approximately $16.9 million, the warrant proceeds received in February 2016 provide over $28 million in available cash resources, which we believe are adequate to fund our operating and capital needs through 2016 and into 2017 as we approach the commercialization of Fantom.

We perform all of our research and development activities from one location in San Diego, California. We occupy an approximately 37,000 square foot building under a long-term lease, where we have laboratories, cleanrooms, and office space. As of 31 December 2015, we had 57 employees, a majority of whom are degreed professionals and six of whom are PhDs. We leverage our internal expertise with contract research laboratories, outside catheter and other fabrication providers, and other outside services as needed. We maintain an extensive patent portfolio of over 300 U.S. and foreign patents that we own directly or license from a third party; all costs associated with the portfolio are expensed as incurred.

The net loss for the year ended 31 December 2015 as reported comprises two primary components:  loss from operations and other non-operating expenses. Following is an overview of each of these components. Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto, for additional detail.

Our loss from operations of $23.97 million in 2015 was $2.01 million higher than our loss in 2014. Comprising the increase, our research and development (“R&D”) costs increased $2.44 million and our general and administrative (“G&A”) costs decreased $435,000.

Compared to 2014, research and development expense increased $2.44 million in 2015, primarily as a result of our change in product development to the Fantom scaffold in 2014 and the initiation of Fantom clinical trials in December 2014. Clinical costs increased $1.13 million as a result of patient enrollments in 2015. Direct materials, including purchased catheters and polymer lasing costs, increased $528,000 because of increased product needs for preclinical and clinical purposes and our initiation of process

01/01/2012Appendix 4E Page 2

Appendix 4E

Preliminary Final Report

improvement efforts during 2015. Preclinical costs increased $306,000 in 2015 as compared to 2014 due to the timing and scope of such work; numerous studies were undertaken in 2015 to test and validate Fantom. We paid a one-time licensing fee of $200,000 for certain polymer technology in 2015 for which we had no corresponding expense in 2014. Our personnel costs, including benefits and stock-based compensation, increased $58,000 in 2015; the $237,000 in severance benefits and payroll taxes recorded in 2014 was not repeated in 2015 and was offset by an increase of $291,000 in stock-based compensation in 2015 due to non-recurring performance-based grants made in 2015. The remainder of the change in research and development expenses between years resulted from individually immaterial changes in laboratory supplies, quality control, engineering services, depreciation, and facilities expenses.

Compared to 2014, general and administrative expense decreased a total of $435,000 in 2015. A combination of items contributed to this decrease. Personnel costs, including benefits and stock-based compensation expense, decreased $654,000. A total of $373,000 of this decrease was from stock-based compensation following final vesting of stock option grants made in 2010 and 2011 for which comparative grants were not made in 2015. Additionally, we recorded $178,000 in severance benefits in 2014 upon the headcount reduction; we recorded $210,000 in severance benefits upon our transition to a new Chief Executive Officer in September 2015. The remainder of the decrease in personnel costs was due to an approximate 44% decrease in headcount during March 2014. Offsetting the personnel decreases, travel and entertainment increased $237,000 between years as a result of travel required for clinical studies, new executive travel, and numerous in-person board meetings. The remainder of the change in general and administrative expenses between years was due to individually immaterial changes in investor relations costs, office supplies, marketing and tradeshow costs, audit and tax fees, facilities costs, depreciation, insurance, franchise taxes, legal fees, and other overhead expenses.

The difference between our Loss from Operations and our Loss from Ordinary Activities (after tax, attributable to members) of $58.62 million for the year ended 31 December 2015 primarily arose from non-cash expenses and losses related to the convertible notes and warrants issued in November 2014. During 2015, we recorded accrued interest of $1.90 million on the convertible notes, which compared to $986,000 in interest expense during 2014.

In accordance with U.S. generally accepted accounting principles (“GAAP”), we elected to account for our convertible notes and warrants at fair value; consequently, we record a non-cash loss on the change in fair value when the value of those securities increase and we record a non-cash gain when their values decrease. For 2015, we recorded a $56.79 million loss on the change in fair value of the notes and warrants. For the period the notes and warrants were outstanding in 2014, we had recorded a loss on change in fair value of $12.54 million.

Upon the issuance of the notes and warrants in 2014, we recorded a loss on issuance of $15.63 million; this was a non-recurring transaction so we had no corresponding loss in 2015.

Interest income was $9,000 and other income, which primarily arose from exchange rate gains, was $59,000 during 2015.

3.	Statement of Operations and Comprehensive Loss

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

01/01/2012Appendix 4E Page 3

Appendix 4E

Preliminary Final Report

4.	Statement of Financial Position

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

5.	Statement of Cash Flows

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

6.	Statement of Retained Earnings

Please see our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

7.	Dividends per Security

We did not declare or pay any dividends on common stock (or CDIs) and we do not propose to pay any such dividends at this time.

8.	Dividend or Distribution Reinvestment Plans

Not applicable; the Company has no dividend or distribution reinvestment plans.

9.	Net Tangible Assets per Security

	Current Year 31 December 2015	Prior Year 31 December 2014

Net tangible assets (in $’000 USD)	(80,564)	(26,449)
Issued equity (common stock and APIC) (in $’000 USD)	254,576	226,097

Number of shares of common stock on issue at reporting date (as if all CDIs were converted to common stock)	38,155,986	33,529,778
Net tangible assets per common share	($2.11)	($0.79)
	or, ($0.211) per CDI	or, ($0.079) per CDI

10.	Acquisitions and Divestments

Not applicable; no entities were acquired or disposed during 2015.

01/01/2012Appendix 4E Page 4

Appendix 4E

Preliminary Final Report

11.	Joint Ventures

Not applicable; we are not and have not been party to any joint ventures.

12.	Other Information

Please see our unaudited consolidated financial statements, with accompanying notes, attached hereto.

13.	Foreign Entity Accounting Standards

Our financial statements are presented in accordance with accounting principles generally accepted in the United States and are denominated in U.S. dollars.

14.	Commentary on Results for 2015

Please see Section 2 above and our unaudited consolidated financial statements, with accompanying notes, which are attached hereto.

We operated in one segment only during 2015.

15.	Status of Audit or Review

The consolidated financial statements, including accompanying notes, attached hereto are in the process of being audited. Such audit will be finalized and the audited consolidated financial statements as of and for the 12 months ended 31 December 2015 will be filed with the ASX and the U.S. Securities and Exchange Commission on or before 16 March 2016.

16.	Audit Report (Unaudited Financials)

An audit of our financial statements is currently in process. We do not anticipate that our audited financial statements will be subject to dispute or qualification.

17.	Audit Report (Audited Financials)

Not applicable; an audit of our financial statements is still in process.

01/01/2012Appendix 4E Page 5

Preliminary Final Report

Unaudited Financial Statements

Year Ended 31 December 2015

REVA Medical, Inc.

Consolidated Balance Sheets (unaudited)

(in thousands, except share and per share amounts)

	December 31,
Assets	2014	2015
Current Assets:
Cash and cash equivalents	$25,814	$16,895
Short-term investments	995	—
Prepaid expenses and other current assets	406	397
Total current assets	27,215	17,292
Non-Current Assets:
Property and equipment, net	2,920	2,719
Other non-current assets	60	60
Total non-current assets	2,980	2,779
Total Assets	$30,195	$20,071

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$651	$1,054
Accrued expenses and other current liabilities	2,213	2,242
Total current liabilities	2,864	3,296
Long-Term Liabilities:
Convertible notes payable	37,780	75,365
Common stock warrant liability	15,389	19,622
Other long-term liabilities	611	2,352
Total long-term liabilities	53,780	97,339
Total Liabilities	56,644	100,635

Commitments and contingencies (Note 9)

Stockholders' Deficit:
Common stock ― $0.0001 par value; 100,000,000 shares authorized; 33,529,778 and 38,155,986 shares issued and outstanding at December 31, 2014 and December 31, 2015, respectively	3	4
Class B common stock ― $0.0001 par value; 25,000,000 shares authorized; no shares issued or outstanding	—	—
Undesignated preferred stock ― $0.0001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Additional paid-in capital	226,094	254,572
Accumulated deficit	(252,546)	(335,140)
Total Stockholders' Deficit	(26,449)	(80,564)
Total Liabilities and Stockholders' Deficit	$30,195	$20,071

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

Consolidated Statements of Operations and Comprehensive Loss (unaudited)

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2013	2014	2015
Operating Expense:
Research and development	$19,212	$14,318	$16,760
General and administrative	8,731	7,645	7,210
Loss from operations	(27,943)	(21,963)	(23,970)
Other Income (Expense):
Interest income	30	8	9
Interest expense	—	(986)	(1,904)
Loss on issuance of convertible notes payable and warrants	—	(15,627)	—
Loss on change in fair value of convertible notes payable and warrant liability	—	(12,542)	(56,788)
Other income (expense)	(9)	73	59
Other income (expense)	21	(29,074)	(58,624)
Net Loss and Comprehensive Loss	$(27,922)	$(51,037)	$(82,594)

Net Loss Per Common Share:
Net loss per share, basic and diluted	$(0.84)	$(1.53)	$(2.38)
Shares used to compute net loss per share, basic and diluted	33,124,655	33,382,381	34,680,634

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Year Ended December 31,
	2013	2014	2015
Cash Flows from Operating Activities:
Net loss	$(27,922)	$(51,037)	$(82,594)
Non-cash adjustments to reconcile net loss to net cash
used for operating activities:
Depreciation and amortization	892	1,027	1,096
Loss on property and equipment disposal	1	—	—
Stock-based compensation	4,090	3,516	3,434
Interest on convertible notes payable	—	986	1,904
Loss on issuance of convertible notes payable and warrants	—	15,627	—
Loss on change in fair value of convertible notes payable and warrant liability	—	12,542	56,788
Other non-cash expenses	18	19	46
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	2	9	9
Accounts payable	549	(566)	365
Accrued expenses and other current liabilities	525	64	33
Other long-term liabilities	(98)	(117)	(163)
Net cash used for operating activities	(21,943)	(17,930)	(19,082)
Cash Flows from Investing Activities:
Purchases of property and equipment	(1,466)	(541)	(857)
Purchases of investments	(1,492)	(995)	—
Maturities of investments	5,223	1,492	995
Net cash provided by (used for) investing activities	2,265	(44)	138
Cash Flows from Financing Activities:
Proceeds from issuances of common stock	31	247	10,075
Proceeds from (costs of) issuance of convertible notes payable and warrants, net	—	24,312	(50)
Net cash provided by financing activities	31	24,559	10,025
Net increase (decrease) in cash and cash equivalents	(19,647)	6,585	(8,919)
Cash and cash equivalents at beginning of period	38,876	19,229	25,814
Cash and Cash Equivalents at End of Period	$19,229	$25,814	$16,895

Supplemental Non-Cash Information:
Property and equipment in accounts payable	$195	$12	$50
Warrant liability transferred to equity upon exercise	$—	$—	$14,970

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

Consolidated Statements of Stockholders’ Deficit (unaudited)

(in thousands, except share and per share amounts)

					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-In Capital	Deficit	Deficit
Balance at December 31, 2012	33,132,203	$3	$218,210	$(173,587)	$44,626
Net loss and comprehensive loss	—	—	—	(27,922)	(27,922)
Common stock issued May and November upon exercise of stock options for cash at $0.61 per share	50,350	—	31	—	31
Restricted common stock issued January and May under equity incentive plan	87,500	—	—	—	—
Stock-based compensation expense	—	—	4,090	—	4,090
Balance at December 31, 2013	33,270,053	$3	$222,331	$(201,509)	$20,825
Net loss and comprehensive loss	—	—	—	(51,037)	(51,037)
Common stock issued January through October upon exercise of stock options for cash at $0.61 to $1.40 per share	259,725	—	247	—	247
Stock-based compensation expense	—	—	3,516	—	3,516
Balance at December 31, 2014	33,529,778	$3	$226,094	$(252,546)	$(26,449)
Net loss and comprehensive loss	—	—	—	(82,594)	(82,594)
Common stock issued March through December upon exercise of stock options for cash at $1.25 to $5.60 per share	251,208	—	569	—	569
Common stock issued October upon exercise of warrants for cash at $2.17275 per share	4,375,000	1	24,475	—	24,476
Stock-based compensation expense	—	—	3,434	—	3,434
Balance at December 31, 2015	38,155,986	$4	$254,572	$(335,140)	$(80,564)

The accompanying notes are an integral part of these financial statements.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

1.  Description of Business

REVA Medical, Inc. (“REVA” or the “Company”) was incorporated in California in 1998 under the name MD3, Inc. In March 2002 we changed our name to REVA Medical, Inc. In October 2010 we reincorporated in Delaware. We established a non-operating wholly owned subsidiary, REVA Germany GmbH, in 2007. In these notes the terms “us,” “we,” or “our” refer to REVA and our consolidated subsidiary unless context dictates otherwise.

We do not yet have a product available for sale; our product(s) will become available following completion of required clinical studies with acceptable data and when, and if, we receive regulatory approval. We are currently developing and testing a drug-eluting bioresorbable stent to treat vascular disease in humans. This stent, which we have named Fantom®, was introduced in humans during December 2014 and has been implanted subsequently in over 220 patients in eight countries outside the United States. We intend to use the data from 100 of these patients at a six-month time point, if the data has acceptable safety and efficacy results, to apply for a European CE Marking by approximately the third quarter of 2016. The CE Mark is the regulatory approval that would allow us to commercialize Fantom in Europe.

In December 2010 we completed an initial public offering (the “IPO”) of our common stock in Australia and registered with the U.S. Securities and Exchange Commission (“SEC”) and, consequently, became an SEC registrant. Our stock is traded in the form of CHESS Depositary Interests (“CDIs”) on the Australian Securities Exchange (“ASX”); each share of our common stock is equivalent to ten CDIs. Our trading symbol is “RVA.AX.”

2. Capital Resources and Basis of Presentation

Capital Resources:  We had cash and investments totaling $16,895,000 as of December 31, 2015, which reflects the receipt of $9,506,000 cash proceeds from warrant exercises in October 2015 and the remaining funds from the issuance of $25,000,000 in convertible notes in November 14, 2014. We additionally received $11,407,000 cash proceeds from warrant exercises on February 12, 2016. We believe the balance at December 31, 2015, combined with the proceeds received in February 2016, are sufficient to meet our operating and capital needs through at least the first quarter of 2017. The holders of our convertible notes have a one-time option to redeem the notes in January 2017 for face value plus accrued interest. Based on the Company’s current cash resources, if the noteholders were to collectively exercise this option, the Company would be unable to make the redemption payment of approximately $28,918,000 and such a request for redemption in January 2017 would raise substantial doubt about our ability to continue as a going concern.

 We have experienced recurring losses and negative cash flows from operating activities since our inception and, as of December 31, 2015, we had an accumulated deficit of $335,140,000. Until we generate revenue, and at a level to support our cost structure, we expect to continue to incur substantial operating losses and net cash outflows. Even if we do attain revenue, we may never become profitable and even if we do attain profitable operations, we may not be able to sustain that profitability or positive cash flows on a recurring basis.

We may need to raise further capital in the future to service our debt or fund our operations until the time we can sustain positive cash flows. If we are unable to raise sufficient additional capital when needed, we may be compelled to reduce the scope of our operations and planned capital expenditures or sell certain assets, such as our intellectual property assets. The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

Basis of Presentation:  We have prepared the accompanying consolidated financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”) and the rules and regulations of the SEC. The consolidated financial statements include the accounts of REVA and our wholly owned subsidiary, REVA Germany GmbH. All intercompany transactions and balances, if any, have been eliminated in consolidation.

Use of Estimates:  In order to prepare our financial statements in conformity with accounting principles generally accepted in the United States, we are required to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Our most significant estimates relate to the fair value of our convertible notes payable, the fair value of our warrant liability, our expense accruals, including clinical study expenses, and our stock-based compensation expense. Actual results could differ from our estimates.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

3. Significant Accounting Policies

Cash and Cash Equivalents:  All highly liquid investments with original maturities of three months or less are classified as cash equivalents.

Investments:  Excess cash is invested in high-quality marketable securities. Our investments are classified as either short- or long-term based on their maturity dates. Investments with a maturity of less than one year are classified as short-term; all others are classified as long-term. We have categorized the investments as “held-to-maturity” based on our intent and ability to hold to maturity. Our investments are stated at cost; their fair value is determined each reporting period through quoted market prices of similar instruments in active markets. During the reporting period there were no declines in fair value that were deemed to be other than temporary.

Property and Equipment:  Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation is determined using the straight-line method over the estimated useful lives of the related assets, generally three to five years. Amortization of leasehold improvements is determined using the straight-line method over the lesser of the useful life of the asset or the term of the underlying lease. Upon disposition or retirement of an asset, its cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is recognized in the consolidated statement of operations.

Patents:  Costs related to patent development, filing, and maintenance are expensed as incurred since the underlying technology associated with these assets is purchased or incurred in connection with our research and development efforts and the future realizable value cannot be determined.

Impairment of Long-Lived Assets:  We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable and exceeds its undiscounted future cash flows. The amount of impairment, if any, is determined by comparing an asset’s estimated fair value to the asset’s respective carrying amount. During the years ended December 31, 2013, 2014, and 2015 we determined there were no indications of asset impairment.

Concentrations of Credit Risk:  Our financial instruments, which potentially subject us to concentration of credit risk, comprise cash, cash equivalents, and investments. We maintain our cash and cash equivalents in bank accounts, the balances of which generally exceed limits that are insured by the Federal Deposit Insurance Corporation. Our investments, if any, are held in custody by a large financial asset manager in the United States. Management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which the assets are held. Additionally, we maintain our cash and investments in accordance with our investment policy, which is designed to maintain safety and liquidity. We have not realized any losses in our investments and believe we are not exposed to significant credit risk related to our cash and cash equivalents.

Convertible Notes Payable:  Convertible notes payable are analyzed at issue date to determine balance sheet classification, issue discounts or premiums, and embedded or derivative features. Embedded or derivative features are evaluated in accordance with accounting guidance for derivative securities and, if the features give rise to separate accounting, we make an election to account for the notes at cost or at fair value. If fair value accounting is elected, on the issue date we record the difference between the issue price of the notes and their fair value as a gain or loss in the consolidated statement of operations. We remeasure the fair value at each reporting date and record a gain (upon a decrease in fair value) or loss (upon an increase in fair value) for the change in fair value. Through September 30, 2015, the fair values were determined using a binomial valuation model; we moved to a least squares Monte Carlo simulation model for the December 31, 2015 valuation as it was considered better aligned with the inputs to and features of the Notes. Inputs to the models include the market value of the underlying stock, a life equal to the contractual life of the notes, incremental borrowing rates that correspond to debt with similar credit worthiness, and estimated volatility based on the historical prices of our trading securities. We also make assumptions as to our abilities to test and commercialize our product(s), to obtain future financings when and if needed, and to comply with the terms and conditions of the notes. Following an analysis of their embedded and derivative features and a projection of the volatility of their effective interest rates under the cost method, we elected to utilize fair value accounting for the convertible notes payable we issued in November 2014. Management believes the fair value method of accounting provides a more appropriate presentation of these liabilities than would be provided under the cost method.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

3. Significant Accounting Policies (continued)

Common Stock Warrants:  In accordance with Accounting Standards Codification (“ASC”) 480 “Distinguishing Liabilities from Equity,” we record the fair value of warrants issued for the purchase of common stock as a liability since the warrants call for issuance of registered shares upon exercise, a condition that we may not be able to accommodate and which would then result in a net settlement of the warrants. Until the time the warrants are exercised or expire, the fair value is assessed at each reporting date. Through September 30, 2015, the values were determined utilizing a binomial valuation model since two exercise prices were possible; we moved to a Black-Scholes valuation model to determine the value at December 31, 2015 because Company conditions had been met that resulted in a fixed exercise price per share of $2.6073. Any change in value is recorded as a gain or loss component of other income (expense) in our consolidated statement of operations. Inputs to the valuation model are of the same nature as those used for our convertible notes payable.

Research and Development:  Research and development costs are expensed as incurred. These costs include salaries, employee benefits, laboratory supplies, consulting services, manufacturing products and services, preclinical and clinical costs, technology license fees, laboratory equipment depreciation, facility costs, and certain indirect costs.

Segment Information:  We operate in one business segment, which is the development and commercialization of medical devices.

Foreign Currency:  The functional currency of our subsidiary REVA Germany GmbH is the euro. Balance sheet accounts of our subsidiary are translated into United States dollars using the exchange rate in effect at the balance sheet date while expenses are translated using the average exchange rate in effect during the period. Gains and losses arising from translation of our subsidiary’s financial statements are recorded to other comprehensive income (loss). These gains and losses, in the aggregate, were insignificant through December 31, 2015.

Income Taxes:  We account for income taxes using the asset and liability method, under which the current income tax expense or benefit is the amount of income tax expected to be payable or refundable in the current year. Deferred tax assets and liabilities are recorded for the estimated future tax consequences of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, and for operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which the temporary differences are expected to be recovered or settled.

We evaluate the realizability of our deferred tax assets and establish a valuation allowance when it is more likely than not that all or a portion of our deferred tax assets will not be realized. In making such a determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies, and results of recent operations. If we determine that we would be able to realize our deferred tax assets in the future in excess of their net recorded amount, we would make an adjustment to the deferred tax asset valuation allowance, which would reduce the provision for income taxes.

We account for the uncertainty in income tax components based on tax positions taken or expected to be taken in a tax return. To recognize a benefit, a tax position must be more likely than not to be sustained upon examination by taxing authorities. We do not recognize tax benefits that have a less than 50 percent likelihood of being sustained. Our policy is to recognize interest and tax penalties related to unrecognized tax benefits in income tax expense; no interest or tax penalties on uncertain tax benefits have been recorded through December 31, 2015.

We are subject to taxation in U.S. and California jurisdictions. As of December 31, 2015, we are no longer subject to U.S. federal or state examinations for years before 2011 and 2010, respectively. However, to the extent allowed by law, the tax authorities may have the right to examine prior periods where net operating losses were generated and carried forward and to make adjustments up to the amount of the net operating loss carryforward amount. We are not currently under Internal Revenue Service (“IRS”), state, or local tax examination.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

3. Significant Accounting Policies (continued)

Stock-Based Compensation: We recognize stock-based compensation expense in connection with stock option grants, restricted stock awards, and restricted stock unit (“RSU”) awards to employees, directors, and consultants.

For options granted to employees and directors, we determine the compensation expense based on estimated grant date fair values utilizing the Black-Scholes option valuation model. The Black-Scholes model requires the input of assumptions, including volatility, the expected term, and the fair value of the underlying common stock on the date of grant, among other inputs. We adjust stock-based compensation expense for estimated option forfeitures based on our five-year historical average of actual forfeitures. For restricted stock and RSUs, the grant date fair value is equal to the closing market price of our common stock on the date of award. We use the straight-line method to allocate compensation expense to reporting periods over each recipient’s requisite service period, which is generally from one to four years. All stock-based compensation expense is recorded as either research and development or general and administrative expense based on a recipient’s work classification.

For stock options and RSUs that vest to a recipient based on achievement of performance milestones, we only record compensation expense for the performance milestones that are probable of being achieved, with such expense recorded on a straight-line basis over the expected vesting period. During the year ended December 31, 2015, we determined that two of the three performance targets for our performance-based awards were probable of being achieved and, therefore, recorded expense for those awards only. We reassess our performance-based estimates each reporting period and, if the estimated service period changes, we recognize all remaining compensation expense over the remaining service period and, if the probability of achievement changes to or from “probable,” recognize a cumulative effect.

For options granted to consultants, we estimate fair values at the date of grant and at each subsequent reporting period and record compensation expense based on the fair value during the service period of the consultant. We estimate the fair value utilizing the Black-Scholes option valuation model with the same approach to inputs and assumptions as we use to estimate the fair value of employees options, except we use the remaining term as the expected life of the option.

Net Income (Loss) Per Common Share:  Basic net income or loss per common share is calculated by dividing the net income or loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common share equivalents outstanding for the period determined using the treasury-stock method and the if-converted method, as applicable. For purpose of this calculation, common stock options and restricted stock subject to forfeiture are considered to be common stock equivalents; common share equivalents are included in the calculation of diluted net loss per share only when their effect is dilutive.

The following equivalent shares were excluded from the computation of diluted net loss per share because including them would have been antidilutive:

	Year Ended December 31,
	2013	2014	2015
Weighted Average Shares Excluded:
Options to purchase common stock	3,901,316	4,355,536	4,812,372
Unvested restricted stock	96,347	91,750	61,623
Restricted stock units	—	—	768,908
Warrants to purchase common stock	—	1,150,685	7,647,260
Common share equivalents of convertible notes	—	1,513,138	11,506,156
	3,997,663	7,111,109	24,796,319

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

3. Significant Accounting Policies (continued)

Fair Value Measurements:  We measure the fair value of our financial and non-financial assets and liabilities at each reporting date. Fair value is defined as the exchange price at which an asset or liability would be transferred in the principal or most advantageous market in an orderly transaction between market participants as of a measurement date. Accounting guidance provides an established hierarchy to be used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs; observable inputs are required to be used when available. Observable inputs are those used by market participants to value an asset or liability and are developed based on market data obtained from sources independent of us. Unobservable inputs are those that reflect our assumptions about factors that market participants would use to value an asset or liability. Fair value measurements are classified and disclosed in one of the following three categories:

Level 1	–	Quoted market prices for identical assets or liabilities in active markets at the measurement date;

Level 2	–

Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in active or non-active markets, or other inputs that can be corroborated by observable market data for substantially the full term of an asset or liability; and,

Level 3	–

Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of an asset or liability, including management’s best estimate of the factors that market participants would use in pricing an asset or liability at the measurement date.

We carry our convertible notes payable and common stock warrant liability at fair value. We carry our other financial instruments at amortized cost; these items include cash, investments, accounts payable, and accrued expenses. The carrying amounts of our cash and cash equivalents, accounts payable, and accrued expenses are considered to be reasonable estimates of their respective fair values due to their short-term nature and, therefore, fair value information is not provided in the following table.

Utilizing the lowest level inputs available under the measurement hierarchy, the fair values of our measured financial instruments comprise the following (we had no Level 1 financial instruments):

	Level 2	Level 3
	(in thousands)
Fair Value at December 31, 2014:
Assets:
Certificates of deposit due in one year or less	$991	$—
Liabilities:
Convertible notes payable	—	37,780
Common stock warrant liability	—	15,389
	$—	$53,169
Fair Value at December 31, 2015:
Liabilities:
Convertible notes payable	—	75,365
Common stock warrant liability	—	19,622
	$—	$94,987

Our Level 2 financial assets consist of certificates of deposit (“CDs”) that are held to maturity and carried at cost; their fair value is determined each reporting period through quoted market prices of similar instruments in active markets. We had $4,000 in unrealized losses on our CDs as of December 31, 2014. We held no CDs as of December 31, 2015.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

3. Significant Accounting Policies (continued)

Fair Value Measurements (continued):  Our Level 3 financial liabilities, which are recurring, consist of convertible notes payable (the “Notes”) and warrants for the purchase of common stock, all of which were issued on November 14, 2014. The fair values of these liabilities as of their issuance date and subsequent measurement dates through September 30, 2015 were determined utilizing a binomial model. Valuation of the Notes at December 31, 2015 was determined utilizing a least squares Monte Carlo simulation model and valuation of the warrants at December 31, 2015 was determined utilizing a Black-Scholes valuation model. All of these valuation models require use of unobservable inputs that are determined by management, with the assistance of independent experts. These inputs represent our best estimates, but involve certain inherent uncertainties. We used the market value of the underlying stock, a life equal to the contractual life of the financial instrument, incremental borrowing rates and bond yields that correspond to instruments of similar credit worthiness and the instrument’s remaining life, an estimate of volatility based on the historical prices of our trading securities, and we make assumptions as to our abilities to test and commercialize our product(s), to obtain future financings when and if needed, and to comply with the terms and conditions of our Notes. A summary of the weighted-average assumptions used to value the Notes and warrants is as follows:

	Year Ended December 31,
	2014	2015
Weighted Average Assumptions:
Market price per share of common stock	$3.03	$5.14
Risk-free interest rate	2.6%	1.7%
Expected volatility of common stock	87.7%	81.7%
Expected life (in years)	4.94	4.21
Bond yield of equivalent securities	29.2%	29.0%

A significant change in the market price per share, expected volatility, or bond yield of equivalent securities, in isolation, would result in significantly higher or lower fair value measurements. In combination, changes in these inputs could result in a significantly higher or lower fair value measurement if the input changes were to be aligned, or could result in a minimally higher or lower fair value measurement if the input changes were of a compensating nature.

A total of $56,788,000 in unrealized losses arising from the change in fair value of our Level 3 financial liabilities was recorded during the year ended December 31, 2015. Our Level 3 fair value activity is as follows:

Level 3
(in thousands)
Balance at December 31, 2013	$—
Fair value on Issuance Date:
Convertible notes payable	29,689
Warrants to purchase common stock	10,938
Balance at November 14, 2014	40,627
Losses from Change in Fair Value:
Convertible notes payable	8,091
Warrants to purchase common stock	4,451
Balance at December 31, 2014	53,169
Transfer out upon exercise of warrants	(14,970)
Losses from Change in Fair Value:
Convertible notes payable	37,585
Warrants to purchase common stock	19,203
Balance at December 31, 2015	$94,987

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

3. Significant Accounting Policies (continued)

Recent Accounting Pronouncements:  In April 2014, ASU 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, was issued. ASU 2014-08 raises the threshold for a disposal to qualify as a discontinued operation and requires new disclosures for certain other disposals that do not meet the definition of a discontinued operation. We adopted this ASU January 1, 2015; its adoption did not have an effect on our financial position or results of operations.

In August 2014, ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, was issued. ASU 2014-15 requires management to assess an entity’s ability to continue as a going concern and to provide related footnote disclosure in certain circumstances. This ASU is effective for annual and interim periods ending after December 15, 2016. We are currently evaluating the provisions of ASU 2014-15 and assessing the impact, if any, it may have on our financial disclosures.

4.  Convertible Notes Payable and Warrants to Purchase Common Stock

On November 14, 2014, we issued 250 convertible notes payable (the “Notes”), each with a face value of $100,000, for total cash proceeds of $25,000,000. The Notes are convertible into 11,506,155 shares of common stock, which is a conversion rate of $2.17275 per share. The Notes are convertible at any time at the holders’ election, except the Notes will automatically convert in the case where the Company has received a CE Mark approval for its Fantom product and has sustained a market trading price of A$0.60 per CDI for 20 consecutive trading days. The Notes mature on November 14, 2019, if not converted or redeemed earlier. Interest accrues on the Notes at the rate of 7.54 percent per annum, compounded annually, and is payable upon redemption or maturity; accrued interest is not payable or convertible upon conversion of the Notes. Interest expense of $986,000 and $1,904,000 was recorded in the consolidated statement of operations for the years ended December 31, 2014 and 2015, respectively. The Notes provide the holders a one-time option for cash redemption in January 2017, if not previously converted or redeemed, for the face value plus accrued interest.

On the issue date, we evaluated the embedded conversion feature of the Notes and certain other rights provided to the noteholders and determined that they qualified as embedded derivatives that required bifurcation from the Notes and separate accounting. Following this evaluation, we made an irrevocable election to account for the Notes at fair value. The fair value of the Notes on the date of issue was calculated to be $29,689,000. This fair value exceeded the stated value of the Notes by $4,689,000; we recorded the excess as a loss on issuance. The fair value of the Notes as of December 31, 2014 and 2015 was calculated to be $37,780,000 and $75,365,000, respectively, which was $12,780,000 and $50,365,000, respectively, more than the unpaid principal balance of the Notes. The change in fair value of the Notes between November 14, 2014 and December 31, 2014 and for the year ended December 31, 2015 of $8,091,000 and $37,585,000, respectively, was recorded as a loss in the consolidated statement of operations. As of December 31, 2014 and 2015, the fair value of the 11,506,155 shares into which the Notes are convertible was calculated to be $38,200,000 and $72,293,000, respectively.

In connection with issuing the Notes, we issued warrants to the noteholders to purchase up to 8,750,000 shares of common stock at $2.17275 per share. The warrants are exercisable immediately and expire in November 2019. A total of 4,375,000 warrants were exercised October 1, 2015 with $9,506,000 cash proceeds to the Company. The exercise price of the warrants increased to $2.6073 in October 2015 when we achieved full enrollment in our Fantom clinical trial with the number of patients that will provide data for our CE Mark application. The fair value of the warrants on the date of issue of $10,938,000 was recorded as a loss on issuance since we elected fair value accounting for the Notes. The fair value of the warrants as of December 31, 2014 and 2015 was calculated to be $15,389,000 and $19,622,000, respectively; the change in fair value of the warrant liability between November 14, 2014 and December 31, 2014 and for the year ended December 31, 2015 of $4,451,000 and $19,203,000, respectively, was recorded as a loss in the consolidated statement of operations.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

5. Balance Sheet Details

Property and Equipment and Accrued Expenses: Components of our property and equipment and accrued expenses and other current liabilities are as follows:

	December 31,
	2014	2015
	(in thousands)
Property and Equipment:
Furniture, office equipment, and software	$648	$650
Laboratory equipment	5,187	5,952
Leasehold improvements	2,361	2,386
	8,196	8,988
Accumulated depreciation and amortization	(5,276)	(6,269)
	$2,920	$2,719
Accrued Expenses and Other Current Liabilities:
Accrued salaries and other employee costs	$1,315	$1,311
Accrued operating expenses	769	745
Accrued use taxes and other	129	186
	$2,213	$2,242

6. Income Taxes

We have reported net losses for all periods through December 31, 2015; therefore, no provision for income taxes has been recorded. The following table provides the reconciliation between income taxes computed at the federal statutory rate and our provision for income taxes:

	Year Ended December 31,
	2013	2014	2015
	(in thousands)
Provision for Income Taxes:
Federal income taxes at 34%	$(9,493)	$(17,352)	$(28,082)
State income taxes, net of federal benefit	(1,553)	(1,243)	(1,513)
Research and development tax credits	(1,425)	(660)	(650)
Changes in fair value of convertible notes payable and common stock warrant liability	—	9,577	19,308
Accrued interest on convertible notes payable	—	152	944
Stock-based compensation expense	191	358	287
Increase in valuation allowance	11,622	8,716	8,789
Expiration of state net operating losses	677	450	692
Other	(19)	2	225
	$—	$—	$—

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

6. Income Taxes (continued)

Our deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of our deferred tax assets and liabilities are as follows:

	December 31,
	2014	2015
	(in thousands)
Net Deferred Tax Assets:
Net operating loss carryforwards	$62,738	$71,057
Research and development credits	6,891	7,541
Amortization	5,737	5,020
Stock-based compensation expense	5,085	5,654
Depreciation	366	398
Accrued operating expenses	64	66
Other	459	395
	81,340	90,131
Valuation Allowance	(81,340)	(90,131)
	$—	$—

As of December 31, 2015 we had aggregate federal and California state net operating loss carryforwards of approximately $188,399,000 and $142,660,000, respectively, which may be available to offset future taxable income for income tax purposes. The federal net operating loss carryforwards begin to expire in 2019 and the California carryforwards begin to expire in 2016, with $10,990,000 expiring in 2016.

As of December 31, 2015, we also had federal and California state research tax credit carryforwards of approximately $6,367,000 and $5,586,000, respectively. The federal carryforwards begin to expire in 2020 and the California carryforwards have no expiration.

A total of $267,000 of the federal and California net operating loss relates to excess tax benefits generated from stock compensation that will be recorded as an increase to additional paid-in capital if, and when, realized.

Under Internal Revenue Code (“IRC”) Sections 382 and 383, annual use of our net operating loss and research tax credit carryforwards to offset taxable income may be limited based on cumulative changes in ownership. An analysis of the impact of this provision from December 1, 1999 through December 31, 2015 has been performed and it was determined that, although ownership changes had occurred, the carryovers should be available for utilization by the Company before they expire, provided we generate sufficient future taxable income. Future ownership changes could result in further limitations and may impact the realizability of these loss and credit carryforwards in future periods.

As of December 31, 2015, we had deferred tax assets of $90,131,000 primarily comprising net operating loss and research tax credit carryforwards. We have established a valuation allowance against our deferred tax assets due to the uncertainty surrounding the Company’s ability to generate future taxable income to realize those assets. The change in the valuation allowance for the years ended December 31, 2014 and 2015 was $8,717,000 and $8,791,000, respectively.

We recognize a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition at the effective date to be recognized. As of December 31, 2015, the unrecognized tax benefits recorded were approximately $4,298,000. We do not anticipate a significant change in the unrecognized tax benefits within the next 12 months.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

6. Income Taxes (continued)

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits for 2014 and 2015, excluding interest and penalties, is as follows:

	December 31,
	2014	2015
	(in thousands)
Gross Unrecognized Tax Benefits:
Balance at beginning of year	$2,490	$2,734
Additions (reductions) for prior year tax positions	(15)	138
Additions for current year tax positions	259	1,426
	$2,734	$4,298

Due to our valuation allowance position, none of the unrecognized tax benefits, if recognized, will impact the Company’s effective tax rate.

7. Stock-Based Compensation

The Plan: Our 2010 Equity Incentive Plan, as amended (the “Plan”), provides for grants of incentive and non-qualified stock options for purchase of our common stock at a price per share equal to the closing market price on the date of grant and for awards of restricted stock units and restricted stock for no consideration payable by the recipient. All stock issuances under the Plan are made with new shares from our authorized but unissued common stock. The number of shares reserved under the Plan may be increased annually by up to three percent of the outstanding stock of the Company. On January 1, 2015, an additional 1,005,893 shares were added, resulting in a total of 7,885,945 shares reserved under the Plan as of December 31, 2015.

Option activity under the Plan is as follows:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
	Options	Exercise	Contractual	Intrinsic
	Outstanding	Price	Term (Years)	Value
Balance at December 31, 2012	3,550,000	$7.30
Granted	589,500	$5.36
Cancelled	(42,500)	$2.00
Exercised	(50,350)	$0.61
Balance at December 31, 2013	4,046,650	$7.15
Granted	637,000	$3.53
Cancelled	(180,500)	$6.61
Exercised	(259,725)	$0.95
Balance at December 31, 2014	4,243,425	$7.01
Granted	2,152,500	$4.50
Cancelled	(232,292)	$2.85
Exercised	(251,208)	$2.27
Balance at December 31, 2015	5,912,425	$6.46	6.50	$7,873,000
Vested at December 31, 2015	3,320,194	$7.98	5.33	$3,574,000
Vested and Expected to Vest at December 31, 2015	5,857,193	$6.34	7.04	$7,782,000

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

7. Stock-Based Compensation (continued)

The Plan (continued):  Employees, non-employee directors, and consultants are eligible to participate in the Plan. For purposes of determining stock-based compensation expense, we include non-employee directors with employees; we account for consultant compensation expense separately.

The term of the options granted under the Plan may not exceed ten years. Vesting periods of stock awards and option grants are determined by the Company’s board of directors and are generally four-year periods. All options granted prior to 2015 are immediately exercisable upon grant and are subject to repurchase by us at the exercise price in the event an optionee terminates service prior to being fully vested. Options granted in 2015 are exercisable upon vesting.

The majority of options granted by the Company vest over four years, with 25 percent vesting on the one-year anniversary of the vesting commencement date and 75 percent vesting in equal monthly installments thereafter. During March 2015, we granted a total of 316,000 options that vest based on certain performance milestones of the Company; through December 31, 2015 none of these options had vested or been cancelled. We estimated the vesting term for each performance objective on the date of grant, and on each reporting date thereafter, based on our internal timelines and operating projections. Our estimates of vesting ranged from approximately nine to 30 months, with a weighted average vesting term of 18.3 months as of December 31, 2015.

The unvested portion of outstanding options as of December 31, 2015 has vesting dates scheduled through 2019. Following is the vesting activity under the Plan for the year ended December 31, 2015:

		Weighted
		Average
	Options	Grant Date
	Outstanding	Fair Value
Unvested Options at December 31, 2014	1,078,679	$2.64
Granted	2,152,500	$2.40
Vested	(531,656)	$2.79
Forfeited	(107,292)	$1.90
Unvested Options at December 31, 2015	2,592,231	$2.44

We awarded 87,500 shares of restricted stock during the year ended December 31, 2013, all of which vest at the rate of 25 percent annually on each award anniversary date. No restricted stock was awarded during the years ended December 31, 2014 and 2015.

During March 2015, we awarded 824,200 RSUs to employees. These RSUs vest based on certain performance milestones of the Company; we estimated the vesting term, which ranges from approximately 21 months to 30 months with a weighted average vesting term of 23 months, on the date of award based on our internal timelines and operating projections. During May 2015, we awarded 160,000 RSUs to employee and non-employee directors; such RSUs vest on the earlier of May 26, 2016 or one day prior to our 2016 annual stockholder meeting. Each RSU entitles the recipient to one share of our common stock upon vesting. Through December 31, 2015, none of the RSUs had vested and none had been cancelled.

No tax benefits arising from stock-based compensation have been recognized in the consolidated statements of operations through December 31, 2015.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

7. Stock-Based Compensation (continued)

Grants and Awards to Employees:  We account for option grants, restricted stock awards, and RSU awards to employees based on their estimated fair values on the date of grant or award, with the resulting stock-based compensation recorded over the vesting period on a straight-line basis. For the options and RSUs that vest upon performance milestones, we estimate the probability that the performance milestones will be met and record the related stock-based compensation expense. During the year ended December 31, 2015, we determined that two of the three performance targets for our performance-based awards were probable of being achieved and, therefore, recorded expense for those awards only. Stock-based compensation arising from employee options and awards under the Plan is as follows:

	Year Ended December 31,
	2013	2014	2015
	(in thousands)
Employee Stock-Based Compensation:
Research and development expense	$1,069	$1,142	$1,502
General and administrative expense	2,965	2,284	1,905
	$4,034	$3,426	$3,407

As of December 31, 2015, we had approximately $7,910,000 of total unrecognized compensation costs related to unvested employee options that are expected to be recognized over a weighted average period of 1.93 years.

The fair value of restricted stock and RSU awards is equal to the closing market price of our common stock on the date of award. The fair value of option grants was estimated on the date of grant using the following weighted-average assumptions:

	Year Ended December 31,
	2013	2014	2015
Risk-free interest rate	1.4%	2.2%	1.8%
Expected volatility of common stock	60.1%	59.3%	55.6%
Expected life in years	6.25	6.14	6.16
Dividend yield	0.0%	0.0%	0.0%

The assumed risk-free interest rate was based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected life of the option. The assumed volatility was calculated from the historical market prices of a selected group of publicly traded companies considered to be our peers. We used peer group data due to the fact that we have limited historical trading data. For options that vest based on passage of time, the expected option life was calculated using the simplified method under the accounting standard for stock compensation and a ten-year option expiration; we use the simplified method because we do not yet have adequate history as a public company to establish a reasonable expected life. For options that vest based on performance milestones, the expected life was calculated based on the requisite service periods estimated by management and a ten-year option expiration. The expected dividend yield of zero reflects that we have not paid cash dividends since inception and do not intend to pay cash dividends in the foreseeable future.

A summary of grant date fair value and intrinsic value for options granted to employees is as follows:

	Year Ended December 31,
	2013	2014	2015
	(in thousands, except per share data)
Weighted-average grant date fair value per share	$2.95	$1.98	$2.40
Intrinsic value of options exercised	$231	$553	$511
Total fair value of options vested during the year	$3,809	$3,546	$1,429

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

7. Stock-Based Compensation (continued)

Stock Options to Consultants: We account for stock options granted to consultants at their fair value. Under this method, the fair value is estimated at each reporting date during the vesting period using the Black-Scholes option valuation model. The resulting stock-based compensation expense, or income if the fair value declines in a reporting period, is recorded over the consultant’s service period.

No options were issued to consultants during 2015 and all stock options granted to consultants had either vested or been cancelled as of March 31, 2015. Options to purchase 100,000 and 110,000 shares of common stock were granted to consultants during the years ended December 31, 2013 and 2014, respectively. The fair value of these awards was determined with the following assumptions:  Assumed risk-free interest rate of 1.7 to 2.8 percent; assumed volatility of 56 to 59 percent; expected option life of 5.0 to 10.0 years; and, expected dividend yield of zero percent. The total fair value of consultant options that vested during the year ended Decembers 31, 2013, 2014, and 2015 was $40,000, $116,000, and $27,000, respectively.

The assumed risk-free interest rate was based on the implied yield on a U.S. Treasury zero-coupon issue with a remaining term equal to the expected life of the option. The assumed volatility was calculated from the historical market prices of a selected group of publicly traded companies considered to be our peers; we use peer group data due to the fact that we have limited historical trading data. The expected option life is the remaining term of the option. The expected dividend yield of zero reflects that we have not paid cash dividends since inception and do not intend to pay cash dividends in the foreseeable future.

There were no unvested consultant options outstanding as of December 31, 2015. The weighted average fair value of unvested consultant options at December 31, 2013 and 2014 was estimated to be $2.84 and $1.92 per share, respectively, based on the following assumptions:

	Year Ended December 31,
	2013	2014
Risk-free interest rate	3.0%	2.2%
Expected volatility of common stock	59.4%	57.2%
Expected life in years	9.45	8.94
Dividend yield	0.0%	0.0%

Consultant stock-based compensation expense is recorded to the financial statement line item for which the optionee’s services are rendered. Stock-based compensation expense arising from consultant options granted under the Plan is as follows:

	Year Ended December 31,
	2013	2014	2015
	(in thousands)
Consultant Stock-Based Compensation:
Research and development expense	$9	$69	$—
General and administrative expense	47	21	27
	$56	$90	$27

8. Retirement Plan

In 2003 we adopted a qualified 401(k) profit sharing plan (the “401(k) Plan”) for the benefit of our employees. Employees are eligible to participate in the 401(k) Plan the month following hire and may defer up to the maximum allowed under IRS regulations, on an annual basis. We match 25 percent of an employee’s deferral amount, up to a maximum of four percent of qualified compensation. We may, at our discretion, make additional contributions. Employees are immediately vested in the employer matching contributions. Our contributions to the 401(k) Plan were $52,000, $46,000, and $42,000 for the years ended December 31, 2013, 2014, and 2015, respectively.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

9. Commitments and Contingencies

We license certain patents and other intellectual property rights related to the composition and coating of our bioresorbable stent and our other biomaterial products. Terms of these licenses include provisions for royalty payments on future sales of products, if any, utilizing this technology, with provisions for minimum royalties once product sales begin. The amount of royalties varies depending upon type of product, use of product, stage of product, location of sale, and ultimate sales volume, and ranges from a minimum of approximately $25 per unit to a maximum of approximately $100 per unit sold, with license provisions for escalating minimum royalties that could be as high as $2,200,000 per year. Additionally, in the event we sublicense the technology and receive certain milestone payments, the licenses require that up to 40 percent of the milestone amount be paid to the licensors. Additional terms of the technology licenses include annual licensing payments of $175,000 until the underlying technology has been commercialized.

Terms of the licenses also include other payments to occur during commercialization that could total $950,000, payment of $350,000 upon a change in control of ownership, payments of up to $300,000 annually to extend filing periods related to certain technology, and payment of patent filing, maintenance, and defense fees. The license terms remain in effect until the last patent expires.

In connection with our development activities, we periodically enter into contracts with consultants and vendors. These contracts are generally cancelable with 30 days’ written notice. As of December 31, 2015, the minimum future payments on these contracts totaled approximately $86,000.

We currently lease our office and lab facilities under a non-cancelable operating lease that expires in January 2018. The lease contains fixed annual escalations, an option for a five-year extension, leasehold improvement allowances and credits of $523,000, and rent abatements of $136,000. We record rent expense on a straight-line basis over the life of the lease; the difference between average rent expense and cash payments for rent is recorded as a deferred liability. As of December 31, 2015, our deferred rent totaled $363,000, of which $163,000 was classified as a current liability. We recorded rent expense of $666,000, $683,000, and $794,000 for the years ended December 31, 2013, 2014, and 2015, respectively.

Future minimum payments under the lease are as follows:

Minimum
Payment
(in thousands)
Minimum Lease Payments:
Year ending December 31, 2016	$690
Year ending December 31, 2017	711
Year ending December 31, 2018	60
$1,461

10.  Related Parties

Our related parties include the members of our board of directors and investors with five percent or more of our outstanding securities. We had no related party transactions during the years ended December 31, 2013 or 2014. In January 2015, our board of directors approved a one-time cash payment of $87,500 to a board member as compensation for board services provided to the Company in excess of his normal director responsibilities.

REVA Medical, Inc.

Notes to Consolidated Financial Statements

(unaudited)

11.  Selected Quarterly Financial Information

The following table presents selected quarterly financial information that has been derived from our unaudited quarterly consolidated financial statements, which, in the opinion of management, include all adjustments (consisting only of normal recurring items) necessary for a fair presentation. The quarterly per share data presented below was calculated separately and may not sum to the annual figures presented in the consolidated financial statements. These operating results are also not necessarily indicative of results for any future period.

	Quarter Ended				Year Ended
	March 31,	June 30,	September 30,	December 31,	December 31,
	(in thousands, except per share data)
Selected Financial Information for 2014:
Loss from operations	$(7,272)	$(4,832)	$(4,446)	$(5,413)	$(21,963)
Loss on issuance of convertible notes and warrants	—	—	—	(15,627)	(15,627)
Loss on change in fair values	—	—	—	(12,542)	(12,542)
Net loss	(7,276)	(4,833)	(4,397)	(34,531)	(51,037)

Net loss per common share, basic and diluted	$(0.22)	$(0.14)	$(0.13)	$(1.03)	$(1.53)

Selected Financial Information for 2015:
Loss from operations	$(4,853)	$(5,633)	$(6,222)	$(7,262)	$(23,970)
Gain (loss) on change in fair values	(18,101)	11,970	(28,180)	(22,477)	(56,788)
Net income (loss)	(23,357)	5,854	(34,868)	(30,223)	(82,594)

Net income (loss) per common share, basic	$(0.70)	$0.17	$(1.04)	$(0.79)	$(2.38)
Net loss per common share, diluted	$(0.70)	$(0.12)	$(1.04)	$(0.79)	$(2.38)

12.  Subsequent Event

On February 12, 2016, the Company received cash proceeds of $11,407,000 and issued 4,375,000 shares of common stock from the exercise of warrants. Following the exercise, a total of 42,535,986 shares of common stock were outstanding and no warrants remained outstanding.